Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BLACK CACTUS GLOBAL, INC.

Pursuant to provisions of Section 607.1007 of the Florida Business Corporation Act, as amended from time to time (the “FBCA”), Black Cactus Global, Inc. (the “Corporation”) does hereby certify that:

FIRST: The Corporation’s Articles of Incorporation, as amended, and any amendments thereto (the “Articles of Incorporation”), was initially filed with the Florida Department of State, Division of Corporations, on April 8, 2013, and last amended by an articles of amendment to the Articles of Incorporation filed with the Florida Department of State, Division of Corporations, on November 13, 2017.

SECOND: An Amended and Restated Articles of Incorporation was adopted by all of the directors and a majority of the holders of the voting stock of the Corporation pursuant to Sections 607.0821 and 607.0704 of the FBCA, respectively, on August 14, 2020. The number of votes cast for the Amended and Restated Articles of Incorporation was sufficient for approval.

THIRD: The text of the Articles of Incorporation are hereby amended and restated as herein set forth in full and shall consolidate all amendments into a single document and supersede the original Articles of Incorporation.

ARTICLE I

CORPORATE NAME

The name of this Corporation shall be: BLGI, INC.

ARTICLE II

NATURE OF CORPORATE BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE III

CAPITAL STOCK

The Maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 210,000,000 shares, of which (i) 200,000,000 shares shall be designated as Common Stock, par value $0.0001 per share, and 10,000,000 shares shall be designated as “blank check” preferred stock, par value $0.0001 (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.          COMMON STOCK

1.           General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.           Voting.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Amended and Restated Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended and Restated Articles of Incorporation or pursuant to the FBCA. There shall be no cumulative voting.

3.           Reverse Stock Split. Upon the filing of these Amended and Restated Articles of Incorporation with the Florida Department of State, Division of Corporations (the “Effective Time”), each twenty (20) outstanding shares of Common Stock outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be combined and converted into one (1) share of Common Stock (the “New Common Stock”) based on a ratio of one share of New Common Stock for each twenty shares of Old Common Stock (the “Reverse Split Ratio”). This reverse stock split (the “Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Corporation is authorized to issue, which shall remain as set forth under this Article III.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split, all of which shares of New Common Stock be rounded up to the nearest whole number of such shares. All references to “Common Stock” in these Articles shall be to the New Common Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders. For shares held in certificated form, certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares of New Common Stock as is reflected on the face of such certificates for the Old Common Stock, divided by the Reverse Split Ratio and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

B.          PREFERRED STOCK

1.           General. The Corporation shall be authorized to issue a total of 10,000,000 shares of Preferred Stock from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, without shareholder approval, prior to the issuance of any series of Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and, including but not limited to, the designation, relative powers, preferences and rights, and the qualification, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by Florida law, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Stock:

(i)

The designation(s) of such series and the number of shares (which from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding, or may be increased by the Board unless otherwise provided in creating such series) constituting such series;

(ii)

The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such individual series, the status of such dividends as cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such share are entitled to any preference;

(iii)

The rights and preferences, if any, of the shareholders of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

(iv)	The full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

(v)

The times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the shareholders of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the share of such series;

(vi)

The rights, if any, of shareholders of such series to convert such shares into, or to exchange such shares for, shares of any other classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

(vii)

The limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation;

(viii)	The conditions or restrictions, if any, upon the issue of any other class rankings on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(ix)

Any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitation or restrictions thereof, of the shares of such series; in each case, so far as not inconsistent with the provisions of these Amended and Restated Articles of Incorporation or the FBCA.

ARTICLE IV

TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE V

BOARD OF DIRECTORS

This corporation shall have one (1) Director initially.

ARTICLE VI

INDEMNIFICATION

To the fullest extent permitted by the FBCA, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iii) is or was serving at the request of the Corporation as an officer of another corporation, provided that such person is or was at the time a director of the Corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the FBCA, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE VII

AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the FBCA relating to affiliated transactions.

ARTICLE VIII

CONTROL SHARE ACQUISITIONS

This Corporation expressly elects to be governed by Section 607.0902 of the FBCA relating to control share acquisitions.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be signed by its officer thereunto duly authorized this 1st day of October, 2020.

BLACK CACTUS GLOBAL, INC.

By:	/s/ Lawrence P. Cummins
Name:	Lawrence P. Cummins
Title:	Chief Executive Officer